Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports, dated September 16, 2020, with respect to the financial statements and financial highlights of PGIM Jennison Diversified Growth Fund, PGIM Jennison Rising Dividend Fund, Prudential Day One Income Fund, Prudential Day One 2015 Fund, Prudential Day One 2020 Fund, Prudential Day One 2025 Fund, Prudential Day One 2030 Fund, Prudential Day One 2035 Fund, Prudential Day One 2040 Fund, Prudential Day One 2045 Fund, Prudential Day One 2050 Fund, Prudential Day One 2055 Fund, Prudential Day One 2060 Fund, Prudential Day One 2065 Fund, and to the use of our report, dated September 18, 2020, with respect to the financial statements and financial highlights of PGIM 60/40 Allocation Fund, each a series of Prudential Investment Portfolios 5, as of July 31, 2020, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

September 27, 2021